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                                                                     EXHIBIT 5.3


                    [FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD]


                                  May 11, 2001





Grant Prideco, Inc.
1450 Lake Robbins Dr., Suite 600
The Woodlands, TX 77380

Ladies and Gentlemen:

         We have acted as counsel for Grant Prideco, Inc., a Delaware corporation (the "Company"), and the following of its subsidiaries: GP Expatriate Services, Inc., a Delaware corporation, Grant Prideco Holding, LLC, a Delaware limited liability company, Grant Prideco, LP, a Delaware limited partnership, Grant Prideco USA, LLC, a Delaware limited partnership, Star Operating Company, a Delaware corporation, TA Industries, Inc., a Delaware corporation, Texas Arai, Inc., a Delaware corporation, Tube-Alloy Capital Corporation, a Texas corporation, Tube-Alloy Corporation, a Louisiana corporation, XL Systems International, Inc., a Delaware corporation, and XL Systems, L.P., a Delaware limited partnership (collectively, the "Guarantors") in connection with the execution and delivery by the Company and the Guarantors of the Indenture dated as of December 4, 2000 among the Company, the Guarantors and United States Trust Company of New York, as trustee (the "Trustee") and the issuance thereunder of $200,000,000 principal amount of the Company's its 9 5/8% Senior Notes due 2007, Series B (the "Series B Notes") in exchange for an equivalent amount of its outstanding 9 5/8% Senior Notes Due 2007, Series A (the "Series A Notes"). The terms of the offer to exchange the Series B Notes for the Series A Notes (the "Exchange Offer") are described in the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission (the "Registration Statement"), for the registration of the Series B Notes under the Securities Act of 1933.

         We have examined originals or copies certified or otherwise identified to our satisfaction of such corporate records, certificates of officers of the Company and the Guarantors, certificates and telegrams of public officials and such other documents as we have deemed necessary or appropriate for the purpose of this opinion. As to questions of fact material to this opinion, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and its subsidiaries and on certificates and telegrams of governmental officials. We have assumed the genuineness of all signatures, the authenticity of all documents, records and instruments examined by us and the correctness of all statements of fact contained therein.

         Based upon the foregoing, subject to the exceptions, qualifications and limitations hereinafter set forth, and having regard for such legal considerations as we deem relevant, we are of the opinion that:





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Grant Prideco, Inc.
May 11, 2001
Page 2

                1. The Indenture has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery thereof by the Trustee and the Guarantors, constitutes a valid and legally binding obligation of the Company and each Guarantor enforceable against the Company and each Guarantor in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, the refusal of a particular court to grant equitable remedies and general equitable principles (whether considered in a proceeding in equity or at law).

                2. The Series B Notes have been duly authorized by the Company and, upon due execution issuance thereof by the Company in accordance with the Exchange Offer, assuming due authentication thereof by the Trustee, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, the refusal of a particular court to grant equitable remedies and general equitable principles (whether considered in a proceeding in equity or at law).

         The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the laws of the States of New York and Texas, the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal laws of the United States of America.

         In rendering the opinions expressed herein, we have assumed that the Trustee has power and authority to enter into and perform its obligations under the Indenture, that the Indenture has been duly authorized, executed and delivered by the Trustee, and that the Indenture constitutes a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with the terms of the Indenture.

         The opinions and other advice expressed herein are as of the date hereof both in respect of facts and laws, and we make no undertaking to amend or supplement such opinions as to changes of facts or laws after the date hereof.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements made with respect to us under the caption "Legal Matters" in the Prospectus included as part of the Registration Statement.


                                      Very truly yours,

                                      /s/ FULBRIGHT & JAWORSKI L.L.P.

                                      Fulbright & Jaworski L.L.P.